Exhibit 99.1

News Release

Contact:
Jen Hartmann
Director, Public Relations
HartmannJenniferA@JohnDeere.com

Deere & Company Raises Dividend Six Percent

MOLINE, IL (December 7, 2022) –The Deere & Company (NYSE: DE) Board of Directors today declared a quarterly dividend of $1.20 per share payable February 8, 2023, to stockholders of record on December 30, 2022.

The new quarterly rate represents an additional 7 cents per share over the previous level, an increase of approximately 6 percent per share.